Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NATIONAL VISION HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other (457(c) and 457(h))	5,600,000 (1)	$12.97 (2)	$72,632,000 (2)	$.00014760	$10,720.48
Total Offering Amounts					$72,632,000
Total Fee Offsets (3)					—
Net Fee Due					$10,720.48

(1)	Represents shares that may be issued under the National Vision Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock (“Common Stock”) on the Nasdaq Global Select Market on June 24, 2024.

(3)	The Registrant does not have any fee offsets.